                                                                    EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT

     THIS AGREEMENT (this "Agreement") is made by and among Atlantic Automotive Corp., a Maryland corporation, 23 Walker Avenue, Baltimore, Maryland 21208 ("Shareholder"), its wholly-owned subsidiary, Mr. Tire, Inc., a Maryland corporation ("Seller"), and Monro Muffler Brake, Inc., a New York corporation, 200 Holleder Parkway, Rochester, New York 14615 ("Buyer"). Shareholder, Seller, and Buyer are sometimes referred to herein as a "Party" and are referred to herein collectively as the "Parties".

                                R E C I T A L S:

     I. Seller is engaged in the Business (as hereinafter defined);

     II. Seller desires to sell certain Assets (as hereinafter defined) now owned and held by it and used or usable in connection with the operation of the Business;

     III. Buyer desires to purchase the Assets upon the terms and conditions hereinafter set forth and to continue the operation of the Business; and

     IV. Shareholder is the owner of all of the issued and outstanding capital stock of Seller.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the Parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings ascribed to them in this Article I.

     Acquisition Cost. Seller's cost of acquiring each item of inventory which will be calculated in accordance with the cost marked as "loaded in the computer" (per Acquisition Cost Definition Exhibit attached to Schedule 2.05B) pursuant to Schedule 2.05B. This cost is


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calculated on a FIFO basis and is based on the invoice price less certain discounts as explained in the Acquisition Cost Definition Exhibit. The cost of inventory acquired by the Buyer will be reduced by $100,000.00 in aggregate which reflects the estimated value of cooperative advertising credits, volume, and vendor rebates and anticipatory discounts which are not reflected as a reduction in the cost of the inventory on this Schedule.

     Agreement. This Asset Purchase Agreement including all amendments hereto and all Schedules referred to herein.

     Assets. The assets relating to the Business, as defined and set forth in Paragraph 2.01, to be acquired by Buyer hereunder.

     Breakup Fee. Two Million Five Hundred Thousand Dollars ($2,500,000.00).

     Business. The business of under-car and other automotive repairs including, but not limited to exhaust systems, brakes, inspections, shocks, springs, struts, mufflers, tailpipes, belts, filters, wipers, electrical systems, lights, oil changes, chassis lubrication, steering, suspensions, alignments, tires, wheels, batteries, radiators, heating and cooling systems, CV and U-joints and related parts and accessories, as operated by Seller.

     Buyer. Monro Muffler Brake, Inc., a New York corporation.

     Buyer's Attorney. Underberg & Kessler LLP, 1800 Chase Square, Rochester, New York 14604.

     Cap. Two Million Five Hundred Thousand Dollars ($2,500,000.00).

     Closing. The closing of the transactions contemplated by this Agreement, which will occur on the Closing Date.

     Closing Date. March 1, 2004, effective as of the close of Business on February 29, 2004 or such other date and time as the parties may agree to in writing or pursuant to Seller's or Buyer's exercise of the option for the Extension Period Closing (as hereinafter defined), upon which the Closing shall occur.


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
     Code. The Internal Revenue Code of 1986, as amended.

     Confidential Information. Any and all trade secrets and other technical, research, operational, manufacturing, marketing, sales and financial information of the Seller regardless of how acquired or developed concerning the Business and the policies, research, processes, inventions, products and business operations and methods relating in any way to the Business.

     Consents. The consents or approvals necessary to transfer and assign the Contracts or the Real Property leases pursuant to the terms hereof.

     Contract. Any and all written or oral contracts or commitments of any kind or nature relating to the Business or the Assets, including, without limitation, any loan agreement, note, guarantee, security agreement, pledge agreement, lease, employment or labor agreement, stock option, stock purchase, pension or profit sharing plan, retirement or bonus plan, agreement or other arrangement (whether current or deferred), construction or building commitment, insurance contract, sales representation contract, advertising contract, brokerage contract, purchase or sales order or contract or franchise or license agreement.

     Deferred Consents. Consents that are not obtained prior to the Closing despite Seller's best efforts.

     Environmental Claims. Any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication confirmed in writing from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws at or releases of a Hazardous Substance from, to, at or onto, any Real Property locations.

     Environmental Laws. Any and all laws, rules, regulations, orders or guidance documents of any Governmental Authority relating to public health and safety, worker health and safety, pollution or the protection of the environment including, without limitation, those relating to actual or threatened emissions, discharges or releases of pollutants, contaminants, hazardous or


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toxic materials, substances or wastes into ambient air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic materials, substances or wastes.

     ERISA. The Employee Retirement Income Security Act of 1974, as amended.

     Escrow Agent. Buyer's Attorney and Seller's Attorney, jointly.

     Escrow Agreement. Escrow Agreement, dated as of the Closing Date, by and among the Parties, Seller's Attorney, and Buyer's Attorney.

     Extension Period Closing. The extension by either the Buyer or the Seller (but not both) of the Closing Date for a period of not more than ninety (90) days beyond March 1, 2004.

     Fixed Assets. Seller's furniture, fixtures, machinery, equipment (including all oil and lube dispensing and used oil equipment acquired by Shareholder under the terms of its Supply Agreement, dated July 20, 1999, with Castrol North America Inc., as amended from time to time), motorized vehicles and tools used in, and leasehold improvements relating to, the Business, as defined in Paragraph 2.01B and as listed on Schedule 2.01B.

     GAAP. Generally accepted accounting principles applied on a basis consistent with prior periods.

     Governmental Authority. Any and all federal, state, municipal or other governments or governmental departments, commissions, boards, bureaus, agencies or instrumentalities, domestic or foreign.

     Hazardous Substance. Any materials or substances defined as or included in the definition of "Hazardous Substances", "Hazardous Materials", "Hazardous Wastes", "Toxics", "Contamination" or "Pollutants" under any Environmental Laws, including any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic,


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
microbial or which contains polychlorinated biphenyls (PCBs), gasoline, diesel fuel, petroleum or petroleum hydrocarbons or asbestos.

     Henderson Agreement. License Agreement dated December 31, 1997 by and between Seller and Henderson Holdings, Inc. relating to the use by Henderson Holdings, Inc. of the "Mr. Tire" marks.

     Intellectual Property. Any and all copyrights, patents, trademarks, service marks, trade names, computer software, inventions, designs, formulas, trade secrets, manufacturing processes, know-how and other similar rights.

     Inventory. Seller's inventory relating to the Business, as further defined in Paragraph 2.01A.

     Litigation. Any and all litigation, proceedings, suits, actions, controversies or investigations, at law or in equity, before or by any court or Governmental Authority, or any claims in respect thereof.

     Losses. Any loss, liability, damage, cost, or expense, including, without limitation, reasonable attorneys' fees and expenses.

     Material Adverse Change. A material adverse change or an extraordinary event which could reasonably be expected to result in a material adverse change, in the financial condition, assets, liabilities or business of the Seller relating to the Business; other than changes in the ordinary course of business, none of which, individually or in the aggregate, have been materially adverse.

     Permitted Encumbrances. As set forth on Schedule 2.01, those encumbrances, to the free and clear transfer of title to the Assets, which will be permitted by Buyer.

     Purchase Price. The aggregate amount to be paid by Buyer to Seller and Shareholder, set forth in Paragraph 2.04 of this Agreement and subject to the adjustments thereto as set forth elsewhere in the Agreement.


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
     Real Property. Any and all of the parcels of real property, together with the buildings, structures and other improvements thereon, which are leased or otherwise used or occupied by the Seller in connection with the operation of the Business, including, without limitation, those parcels more particularly described in Schedule 3.10A.

     Seller. Mr. Tire, Inc.

     Seller's Attorney. Thomas & Libowitz, P.A., 100 Light Street, Suite 1100, Baltimore, Maryland 21202.

     Seller's Knowledge. The actual knowledge of Joseph Tomarchio, Jr. and Fredric A. Tomarchio, which includes any knowledge gained by Messrs. Tomarchio following their due inquiry of each of the officers and regional managers of Seller with respect to each such officer's and regional manager's knowledge of any fact, matter or thing relating to or arising from the representations and warranties set forth in this Agreement.

     Shareholder. Atlantic Automotive Corp.

     Shareholder Change of Control. Any event or transaction, the result of which is that the parent of Shareholder, Summa Holdings, Ltd., is no longer the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Securities and Exchange Act of 1934), directly or indirectly, of Shareholder's securities representing 50% or more of the combined voting power of the Shareholder's then issued and outstanding securities; or the closing of (a) the sale of all or substantially all of the assets of the Shareholder, if the holders of Shareholder securities representing all voting power for the election of directors before the transaction hold less than a majority of the total voting power for the election of directors of all entities which acquire such assets, or (b) the merger of the Shareholder with or into another corporation if the holders of the Shareholder securities representing all voting power for the election of directors before the transaction hold less than the majority of the total voting power for the election of directors of the surviving entity.

     Shareholder's Knowledge. The actual knowledge of Steven B. Fader, which includes any knowledge gained by Mr. Fader following his due inquiry of each of the officers of Shareholder with respect to each such officer's knowledge of any fact, matter or thing relating to or arising from the representations and warranties set forth in this Agreement.

     Sub-cap. Seven Hundred Thirty-Five Thousand Dollars ($735,000) of the Cap.

     Taxes. Any and all Federal, state, local or foreign income, gross receipts, franchise, estimated, minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or any other Tax, of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts in respect of any of the foregoing.

     Threshold Amount. Losses which, in the aggregate, exceed $250,000.00.

     Transferred Employees. Those employees of Seller set forth on Schedule
6.05A.

                                   ARTICLE II

                                PURCHASE AND SALE

     2.01 Purchase of Assets.

          On the Closing Date, Seller agrees to sell and Buyer agrees to purchase, subject to the terms and conditions of this Agreement, the assets, properties and rights of Seller relating to the Business (the "Assets") as follows, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, charges, or encumbrances of any nature whatsoever (except for Permitted Encumbrances listed and described on Schedule 2.01):

          A. All of Seller's inventory, parts and supplies relating to the Business, including any inventory, parts, or supplies in transit, as the same shall exist on the Closing Date and which are usable and saleable in the ordinary course of business, which is defined in the case of non-tire Inventory as being listed on Seller's vendors' current price sheets and in the case of


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tire Inventory as within three (3) years of its date of manufacture based upon each Inventory item's Department of Transportation Code.

          B. All of Seller's furniture, fixtures, machinery, equipment, tools, supplies and leasehold improvements relating to the Business as the same shall exist on the Closing Date, as such items are listed and described in Schedule 2.01B hereto. No less than seven (7) days before the Closing, Seller will provide to Buyer its proposed Schedule 2.01B , which will include the values assigned to such Fixed Assets, including, for no less than fifty percent (50%) of the aggregate value of the leasehold improvements, a copy of the invoices and date(s) of acquisition for each such leasehold improvements. Once the Buyer and Seller agree upon the values for the Fixed Assets listed, the list will become
Schedule 2.01B. In the event Seller and Buyer cannot agree upon the values of the Fixed Assets listed prior to the Closing, the Fixed Assets and values in dispute will be resolved by arbitration as provided in Paragraph 11.03.

          C. Certain of Seller's trademarks, tradenames (including "Mr. Tire"), domain names, goodwill, intangible assets and records relating to the Business, including, but not limited to, Seller's telephone numbers, customer lists and history, mailing lists, accounting, sales and purchasing correspondence and records, customer deposits, prepayments, data processing records, all of the operational books, records and data used by Seller in connection with the Business, and the Henderson Agreement, all as such items are listed and described on Schedule 2.01C; and

          D. Certain pre-paid expenses with respect to the Business as of the Closing, as such expenses are described in Schedule 2.01D. All such pre-paid expenses shall be calculated in accordance with GAAP as of the Closing Date, with supporting calculations provided to Buyer, and, with respect to business licenses, must be related to licenses transferable to Buyer as of the Closing.


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
          E. Certain other assets of Seller set forth on Schedule 2.01E. All assets set forth on Schedule 2.01E will be calculated in accordance with GAAP and as of the Closing Date. It is the intention of the parties hereto that the Assets shall include only those assets of Seller specifically listed in the Schedules attached hereto and made a part hereof.

          F. The following are excluded from the Assets: Seller's cash (in banks or on hand, other than as set forth on Schedule 2.01E), cash equivalent and deposits, all interest receivable in connection with any such items, rights in and to bank accounts, marketable and other securities and similar investments of Seller, accounts receivable and the other items listed on Schedule 2.01F.

     2.02 Liabilities. Except as set forth in Schedule 2.02, it is expressly understood and agreed that Buyer does not, nor will it assume or become liable for, any of Seller's liabilities of any kind or nature at any time existing or asserted, whether fixed, contingent or otherwise, including without limitation, accounts, notes and taxes payable, withholdings payable, workers compensation claims, liability claims, warranty claims, claims arising under Environmental Laws or circumstances or incidents which may give rise to claims under Environmental Laws (including but not limited to claims pursuant to the Comprehensive Environmental Response and Recovery Act, as amended, 42 USC 9601 et. seq.) in each case based on matters occurring prior to the Closing Date, Litigation or claims in respect thereof, lease obligations accrued prior to the Closing Date, salaries, wages, severance or separation pay, or vacation, profit sharing, retirement, pension, bonus, hospitalization, medical, health or other employee benefits or any unemployment or other benefit taxes relating to any of the employees. All liabilities set forth on Schedule 2.02 will be calculated in accordance with GAAP and as of the Closing Date.

     2.03 Assignment of Leases and Contracts. Seller agrees to assign to Buyer, and Buyer agrees to assume and accept, all of Seller's right, title and interest in and to (A) the Real


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Property leases described in Schedule 2.03A and (B) the Contracts itemized and described in Schedule 2.02 hereto.

     2.04 Purchase Price. The Purchase Price to be paid by Buyer to Seller for the Assets shall be $25,050,000.00 plus the Warrant Amount (as defined in paragraph 2.06B), subject to adjustment as hereafter set forth (the "Purchase Price").

     2.05 Purchase Price Adjustments. The Purchase Price shall be adjusted as follows:

          A. If the Seller exercises its right to delay the Closing for the Extension Period Closing, such that the Closing occurs after March 1, 2004, the Purchase Price will be adjusted based upon the actual date of the Extension Period Closing, as follows:

          Extension Period Closing         Extension Period Purchase Price
          ------------------------         -------------------------------
                March 1, 2004                      $25,050,000.00
                April 1, 2004                      $24,883,333.00
                May 1, 2004                        $24,716,666.00
                June 1, 2004                       $24,550,000.00

Following the Seller's exercise of the option for the Extension Period Closing, should the Closing occur between March 1, 2004 and June 1, 2004 on a date other than those listed above, the Purchase Price will be adjusted pro rata.

          B. The Purchase Price assumes that on the Closing Date Seller has on hand Inventory valued at Seller's Acquisition Cost of at least $3,000,000.00. The actual value of the Inventory on the Closing Date (the "Closing Inventory Schedule") shall be determined by a physical inventory count conducted jointly by Seller and Buyer at or near the Closing Date based on the agreed upon closing procedures set forth on Schedule 2.05B, with each item of Inventory to be valued at Seller's Acquisition Cost as provided on the Closing Inventory Schedule. Within forty-five (45) days after the physical inventory is taken, Seller shall prepare a final inventory schedule, setting forth each item of Inventory by the physical count agreed upon by the Parties, valued at its Acquisition Cost, its extended value and the total value by store (the "Inventory Statement"). Buyer shall have forty-five (45) days to audit and reconcile such


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Inventory Statement, during which time Seller and Shareholder shall use best efforts to respond in a timely manner to any requests of Buyer for additional information or documentation to assist Buyer during its audit and reconciliation of the Inventory Statement. If Buyer disputes an item or items in the Inventory Statement, Buyer shall prepare and submit to Seller a notice of inventory dispute which shall set forth Buyer's revised Inventory Statement. If Buyer fails to deliver a notice of dispute within forty-five (45) days of its receipt of the Inventory Statement from Seller, the Inventory Statement shall be deemed accepted for purposes of any adjustment to the Purchase Price. Upon receipt by Seller of a notice of dispute regarding the Inventory Statement, Seller and Buyer shall, for a period of twenty (20) days following delivery of such notice, seek in good faith to resolve any disputed items and agree on a final Inventory Statement. The Purchase Price shall then be adjusted up or down to the extent that the final Inventory Statement values the Inventory at more or less than $3,000,000.00. In the event Seller and Buyer cannot resolve a disputed item, such dispute shall be resolved by arbitration as provided in Paragraph 11.03 of this Agreement.

          C. The Purchase Price assumes that as of the Closing, the Fixed Assets set forth on Schedule 2.01B, will have an aggregate book value of $3,000,000.00 (the "Fixed Asset Value"). At or near the Closing, the Buyer and Seller shall conduct a joint physical inventory count of the Fixed Assets located at the Real Property in accordance with the agreed upon inventory procedures set forth on
Schedule 2.05C Within thirty (30) days after the physical inventory is taken, Seller shall prepare a final count of the Fixed Assets, setting forth each Fixed Asset identified during the physical count by the Parties, valued at its agreed-upon value as per Paragraph 2.01B, and the total value by store to determine the Fixed Asset Value (the "Fixed Asset Statement"). Buyer shall have thirty (30) days to audit and reconcile such Fixed Asset Statement, during which time Seller and Shareholder shall use best efforts to respond in a timely manner to any requests of Buyer for additional information or documentation to assist Buyer


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during its audit and reconciliation of the Fixed Asset Statement. If Buyer disputes an item or items in the Fixed Asset Statement, Buyer shall prepare and submit to Seller a notice of fixed asset dispute which shall set forth Buyer's revised Fixed Asset Statement. If Buyer fails to deliver a notice of dispute within thirty (30) days of its receipt of the Fixed Asset Statement from Seller, the Fixed Asset Statement shall be deemed accepted for purposes of any adjustment to the Purchase Price. Upon receipt by Seller of a notice of dispute regarding the Fixed Asset Statement, Seller and Buyer shall, for a period of twenty (20) days following delivery of such notice, seek in good faith to resolve any disputed items and agree on a final Fixed Asset Statement. If the parties determine that the Fixed Asset Value on the final Fixed Asset Statement is $2,750,000.00 or less, the Purchase Price will be adjusted downward and the Seller will promptly pay to the Buyer the difference between $2,750,000.00 and the Fixed Asset Value. If the Fixed Asset Value is $3,250,000.00 or greater, the Purchase Price will be adjusted upward, and Buyer will promptly pay to the Seller the difference between the Fixed Asset Value on the final Fixed Asset Statement and $3,250,000.00. If any Fixed Asset not listed on Schedule 2.01B is identified during the physical count conducted pursuant to the terms of this Paragraph, the Buyer may purchase, at its sole option, such Fixed Asset and the Seller and Buyer will seek in good faith to determine the value for such asset as part of the procedure set forth in Paragraph 2.01B. In the event Seller and Buyer cannot resolve a disputed item, such dispute shall be resolved by arbitration as provided in Paragraph 11.03 of this Agreement.

          D. All Real Property taxes, rent payments and deposits, utility charges and deposits, license fees and other charges relating to the Real Property leases to be assumed by Buyer pursuant to Paragraph 2.03A hereof will be adjusted as of the Closing Date. All payments due or prepayments received by Seller under the Contracts to be assigned to Buyer pursuant to Paragraph 2.03B hereof shall be prorated as of the Closing Date, and the prorated portion of such payments and prepayments representing payment for the period commencing with the Closing


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Date will be paid or credited by Seller to Buyer at the Closing or shortly thereafter. Fifty Percent (50%) of the vacation and sick time accrued as of Closing with respect to any Transferred Employees will be paid or credited by Seller to Buyer against the Purchase Price at Closing. Buyer shall receive a credit against the Purchase Price of One Hundred Seventy Five Thousand Dollars ($175,000.00) for environmental concerns, identified in the Sentinel Technologies, Inc. Environmental and Industrial Remediation Report, completed in January 2004, previously provided to the Seller and Shareholder by Buyer (the "Environmental Report"). Such credit shall not be calculated as part of the Threshold Amount and shall not limit Buyer's right to indemnification except as otherwise set forth in Paragraph 9.04.

          E. Any payments, deposits, charges, fees or other monetary obligations assumed by Buyer pursuant to its assumptions of certain of Buyer's liabilities under Paragraph 2.02 (and not otherwise addressed in subparagraph 2.05D), will be paid or credited by Seller to Buyer at the Closing or shortly thereafter.

          F. The application of the Arlington Credit (as defined in Paragraph 9.08), if applicable, calculated pursuant to the terms of Paragraph 9.08.

          G. Schedule 2.05G sets forth the Parties' understanding of the amount of the Purchase Price and estimated Purchase Price adjustments as of the Closing Date based upon the information available as of the date of execution of this Agreement. The parties agree that Schedule 2.05G will be used for the payment of the Purchase Price at the Closing and that the Purchase Price will thereafter be subject to adjustment as set forth therein.

     2.06 Payment of Purchase Price. The Purchase Price shall be paid or evidenced by the delivery at the Closing of:

          A. The deposit by Buyer with the Escrow Agent of the sum of $1,000,000 (the "Escrowed Amount") to be held in an interest bearing escrow account and guaranteed to Buyer to earn five percent (5%) interest, and to be disbursed after Closing in


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accordance with the terms set forth in the Escrow Agreement. The Escrowed Amount shall be used to fund: (i) the post-Closing adjustments (without regard to the Threshold Amount); and (ii) indemnification pursuant to Paragraph 9.04 for the breach, if any, of the representations and warranties of Seller set forth in Paragraph 3.13 (to which claims the Threshold Amount shall apply), as well as any and all representations and warranties of Seller or Shareholder with respect to environmental compliance (to which claims the Threshold Amount shall apply).

          B. The issuance on the Closing Date by Buyer to Shareholder of a two-year warrant agreement in the form of Schedule 2.06B hereto (the "Warrant") pursuant to which the Shareholder may purchase from Buyer 100,000 shares of Buyer's $.01 par value Common Stock, at a price equal to the closing price of Buyer's stock on the last trading day preceding the execution of this Agreement (the "Warrant Amount"). The Warrant shall not be exercisable by Shareholder for a period of six (6) months after the Closing Date. Within one hundred and twenty
(120) days after the Closing Date, Buyer shall use its best efforts to submit all required information and filings with the Securities and Exchange Commission in order to register the shares of Buyer's Common Stock sufficient to cover Shareholder's exercise of the Warrant.

          C. Payment by Buyer to Seller of the aggregate amount of the Purchase Price, less the Escrowed Amount, Warrant Amount and any adjustments made at Closing, by wire transfer of immediately available funds to bank account(s) identified by Seller within two (2) days prior to Closing.

     The amount of the post-Closing adjustment to the Purchase Price shall be paid by Buyer or Seller, as applicable, by wire transfer of immediately available funds one hundred eighty (180) calendar days after the Closing Date; provided, however, the Parties may mutually agree to an earlier payment of such amounts. Further, if, prior to the expiration of such 180 day period, Buyer notifies Seller that it is prepared to resolve an issue with respect to post-Closing adjustments to the Purchase Price such that Seller must pay money to Buyer, the portion of the

Escrowed Amount equal to the amount owed to Buyer shall cease to accrue further interest pursuant to Paragraph 2.06A.

     2.07 Closing. Closing hereunder shall take place at the offices of Seller's Attorney on the Closing Date.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                             SELLER AND SHAREHOLDER

     Seller and Shareholder jointly and severally represent and warrant to Buyer as follows:

     3.01 Corporate Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Seller has full corporate power and authority to own or lease its properties and to carry on the Business as it is now being conducted. Seller is (or on the Closing Date will be) duly licensed or qualified to do business and is in good standing as a foreign corporation under the corporation and tax laws of all jurisdictions in which the nature of the activities conducted by it and/or the character of the assets owned or leased by it makes such license or qualification necessary, such jurisdictions being listed on Schedule 3.01 hereto.

     3.02 Authority. The Seller and the Shareholder have taken all such action as may be necessary, advisable or proper to authorize this Agreement, the execution and delivery hereof, the consummation of the transactions contemplated hereby and the execution and delivery of each of the documents required to be delivered hereunder. This Agreement has been duly executed by the Seller and the Shareholder and is valid, binding and enforceable against each of them in accordance with its terms, except as the enforceability of this Agreement may be affected by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by the application of general equitable principles.

     3.03 Consents; Conflicts. Except as set forth on Schedule 3.03, the execution and delivery of this Agreement and the consummation of the transactions provided hereunder do not require any third party consent and do not violate, conflict with, result in the breach of, or cause the acceleration of or default under any provision of (a) the Articles of Incorporation or By-Laws, as the same may have been amended from time to time, of the Seller, or
(b) any obligation, mortgage, lien, lease, agreement, instrument, law, order, arbitration award, judgment, decree or any other restriction to which the Seller is a party or by which the Seller or the Shareholder is subject or bound.

     3.04 Financial Statements. Seller has delivered to Buyer the Seller's Internal Financial Statements as of December 31, 2003 and December 31, 2002 annexed hereto as Schedule 3.04 and a reconciliation of the Seller's December 31, 2002 Internal Financial Statements to the Seller's December 31, 2002 Financial Statements audited in connection with the audit of the Shareholder's Financial Statements at December 31, 2002 (separate audited financial statements are not prepared for the Seller) and a reconciliation of the Seller's December 31, 2001 and 2002 Internal Financial Statements to the Seller's 2001 and 2002 State Corporate Income Tax Return, respectively (collectively, the "Financial Statements"). These Financial Statements (a) are prepared in accordance with GAAP, except for the accounting for certain inventory vendor discounts, of which approximately $200,000.00 are recorded directly to income rather than as a reduction of inventory cost at year-end, and the accounting for current and deferred taxes which is recorded in the Shareholder's Consolidated Financial Statements, (b) are in accordance with the books and records of the Business, and (c) except with respect to the accounting for certain inventory vendor discounts described herein, present fully, fairly and accurately the consolidated financial position of the Business as of said dates and the operational results of the Business for the periods represented thereby. The Brake Adjustment History for the period ended December 31, 2003, attached as part of Schedule 2.02, presents an accurate history of brake warranty claims and calculation of Seller's cost for the "Brakes-For-Ever" Warranty program during the period.

     3.05 Title to Assets. Except as set forth in Schedule 3.05 hereto, the Seller has good title to all of the Assets, free and clear of all liabilities, mortgages, conditional sales agreements, security interests, leases, liens, pledges, encumbrances, restrictions, charges, claims or imperfections of title whatsoever (other than the Permitted Encumbrances). True, correct and complete copies of each document or instrument relating to any such imperfection of title have been hereto delivered to Buyer.

     3.06 Condition of Assets. All Assets are in good working order and useable in the ordinary course of the Business, ordinary wear and tear alone excepted.

     3.07 Inventory. All Inventory owned by the Seller, relating to the Business and existing as of the Closing Date will (a) be located at the Real Property on the Closing Date, (b) be useable or saleable in the ordinary course of the Business (as defined in Paragraph 2.01A), (c) be in a quantity and of a quality suitable for sale in the ordinary course of the Business, (d) not be damaged or defective, and (e) in the case of non-tire Inventory, be listed on Seller's vendors' current price sheets and, in the case of tire Inventory, be within three (3) years of its date of manufacture based upon each item of Inventory's Department of Transportation Code.

     3.08 Contracts. Seller is not a party to any Contract material to the operation of the Business which is not set forth in Schedule 2.02 hereto.

          A. The Contracts listed in Schedule 2.02 are valid, binding and enforceable on all parties thereto and in full force and effect. The Seller has not violated any of the terms thereof in any material respect; to Shareholder's and Seller's knowledge, no other party to any Contract is in material breach thereof. No claim has been made by any party thereto that any other party is in default thereunder; and the Seller has not received any notice that any such Contract is being or will be canceled. Except as set forth on Schedule 3.08, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute an event which will, upon the giving of notice, lapse of time or both, result in a default under or termination of any such Contract. True, correct and complete copies of each of the Contracts set forth on Schedule 2.02 have been supplied by Seller to Buyer prior to the date hereof.

          B. Seller does not have any outstanding purchase commitment which is in excess of the normal, usual and customary requirements of the Business or (i) is at a price in excess of the current market price, or (ii) contains terms and conditions which are more onerous than those which are usual and customary in the industry. There are no outstanding bids, sales proposals, contracts or unfilled orders quoting prices which do not include a markup over estimated cost, based upon actual cost experience, consistent with past markup on similar contracts. A list of all purchase commitments and orders of the Seller relating to the Business which have not been received as of the date of this Agreement, in amounts in excess of $10,000.00 in any single case and $50,000.00 in the aggregate from all suppliers is annexed hereto as Schedule 3.08B. A list of all sales commitments and orders of the Seller that have not been sold as of the date of this Agreement, in amounts in excess of $10,000.00 in any single case and $50,000.00 in the aggregate from all customers is annexed hereto as Schedule
3.08 B. Each sales commitment or order of the Seller is valid, binding and enforceable against the customer.

     3.09 Trade Relations. Trade relations between the Seller and its respective major customers and suppliers are in good standing and the continuation of such relations is not dependent upon the continued ownership of the Business by the Seller or the continued management or administration of the Business by Seller's respective present personnel. The Seller has no reason to believe that any major customer, franchisor, distributor or supplier will or may cancel a major contract, terminate its relationship with, or materially decrease its volume of purchases from or sales to the Seller, whether or not by reason of the transactions contemplated by this Agreement.

     3.10 Real Property.

          A. Schedule 3.10A hereto contains an accurate and complete list of all Real Property occupied by the Seller under a lease or similar arrangement and with regard to each lease sets forth (i) the address of the subject property,
(ii) the name and address of the lessor, (iii) the expiration date of the lease,
(iv) the monthly rent and any additional rent called for under the lease, and
(v) any other material terms which affect possession or occupancy thereunder. True, correct and complete copies of such leases and amendments thereto have heretofore been delivered to Buyer. The Seller: (i) is in good standing under each such lease and there are no material breaches of any such lease; and (ii) has not received any notice of default from any lessor or received any notice of non-compliance with applicable laws, rules or regulations of any Governmental Authority. Seller has no obligation as lessee which it has not fully performed, nor is it aware of any expenditures which are likely to be required under the provisions of any such lease for any purpose other than the payment of rent, except as otherwise disclosed on Schedule 3.10A. Unless otherwise indicated in
Schedule 3.10A, the consummation of the transactions contemplated by this Agreement will not, by itself or upon the giving of notice or lapse of time or both, result in a default under or termination of any such lease.

          B. Seller does not own any Real Property.

          C. Except as set forth in Schedule 3.10C, the Real Property and the current use thereof by the Seller, do not violate any building, zoning or similar land use law, rule or regulation of any Governmental Authority. All buildings, structures and other improvements located on the Real Property are
(i) in good operating condition, (ii) in a state of good maintenance and repair, ordinary wear and tear excepted, (iii) adequate and suitable for the purposes for which they are presently being used, and (iv) located fully within the lines of record title. Seller has not received any notice, official or otherwise, that any condemnation proceeding is contemplated or has been commenced against any of the Real Property or that any Real

Property, or the use thereof, is in violation of any applicable building, zoning or similar land use law, rule or regulation of any Governmental Authority. To Shareholder's and Seller's knowledge, the Seller has all necessary occupancy certificates, licenses and permits with respect to its use and occupancy of each parcel of Real Property.

          D. Except as may be set forth in Schedule 3.10D, no Real Property (whether now or previously owned or leased by the Seller) has ever been used for the generation, storage or disposal of Hazardous Substances or as a landfill or other waste disposal site. To Shareholder's and Seller's knowledge, no Hazardous Substances exist on the Real Property in violation of applicable law; and prior to Closing all Hazardous Substances shall be legally removed from the Real Property, except for those stored in compliance with applicable law and used in ordinary course of the Business. Except as set forth in Schedule 3.10D, (i) there are not now, nor have there ever been, underground storage tanks, septic tanks or in ground lifts on the Real Property, and (ii) the improvements on the Real Property do not contain asbestos or lead based paint nor does any equipment on the Real Property contain any polychlorinated biphenyls (PCB's).

          E. There are no agreements, judgments, orders, writs, injunctions, decrees, license or permit conditions or other directives of any court or Governmental Authority which relate to the use of the Real Property or require any change in the present condition of such premises.

          F. To Shareholder's and Seller's knowledge, no parcel of Real Property is in violation of any Environmental Law or any permit or license issued thereunder, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a violation of any Environmental Law or any such permit or license.

          G. Seller has delivered or caused to be delivered to Buyer all instrument surveys, certificates of title, title insurance policies and environmental reports covering or relating to the Real Property which are in its possession or control.

     3.11 Intellectual Property. Schedule 3.11 contains an accurate and complete list of all Intellectual Property, which Seller has, except as otherwise noted on Schedule 3.11, the exclusive right to use and transfer or otherwise assign to Buyer, free and clear of all royalties, claims or rights of others and all of which represents the Intellectual Property necessary or desirable to the conduct of the Business. Except as set forth in Schedule 3.11 hereto, (a) Seller does not own any copyright, patent, trademark, service mark or trade name or have any application pending with respect thereto relating to the Business, (b) Seller does not utilize any assumed names relating to the Business and (c) Seller is not a party to any franchise, copyright, patent, trademark or service mark license agreement relating to the Business. Seller is not a party to and, to Shareholder's and Seller's knowledge, there is no Litigation relating to or arising from Intellectual Property which is necessary or desirable to the conduct of the Business, or any basis for any such Litigation, adversely affecting or which might adversely affect the Business. The Seller has not given any notice of infringement to any third party with respect to any of the Intellectual Property and, to Shareholder's and Seller's knowledge, no such infringement exists.

     3.12 Taxes. The Seller has filed returns for and paid in full all of its Taxes to the extent such filings and payments are required. All such returns were true and correct when filed. Seller has not received notice of any governmental investigation, examination or audit of any Tax return of the Seller and, to Shareholder's and Seller's knowledge, no such investigation, examination or audit is currently in progress. Seller has had no Tax deficiencies proposed against it which remain unpaid, nor has it executed any waiver of the statute of limitations on the assessment or collection of any Tax.

     3.13 Litigation. Except as set forth on Schedule 3.13, there is no Litigation existing, pending or, to Shareholder's and Seller's knowledge, threatened against the Seller, and there is no fact known to the Shareholder or Seller which could form the basis for any such Litigation. There are no judgments, orders, writs, injunctions or decrees of any court or any Governmental Authority, whether or not filed, against the Seller. Neither the Seller nor the Shareholder has received any inquiry, written or oral, from any Governmental Authority concerning the Business or its operations.

     3.14 Governmental Compliance.

          A. The Seller has complied in all material respects with all applicable federal, state and local laws, rules, regulations, judgments, orders, writs, injunctions or decrees of all courts and Governmental Authorities with respect to the Business. Seller has not received any notice that it is claimed to be in violation of any law, rule or regulation or in default with respect to any judgment, order, injunction or decree, of any court or Governmental Authority. All reports, returns and other documents which have been filed by the Seller with any Governmental Authority are true, correct and complete in all material respects.

          B. The Seller has obtained all permits, licenses and other authorizations which are required for the operation of the Business in all material respects and the ownership, use and operation of its real and personal properties, including without limitation all permits, licenses and other authorizations required under any Environmental Law, all of which are listed and described on Schedule 3.14B. To Shareholder's and Seller's knowledge, the operation of the Business (as currently conducted and as previously conducted by the Seller) does not violate any Environmental Law or any permit or license issued thereunder, and no event has occurred which by itself or with the passage of time or the giving of notice or both, would constitute a violation of any Environmental Laws or such permits or licenses

          C. There are no agreements, judgments, orders, writs, injunctions, decrees, license or permit conditions or other directives of any court or Governmental Authority which relate to the operation of the Business or require any material change in the present methods of operation of the Business. There is no Litigation pending or, to Shareholder's and Seller's knowledge, threatened relating to (i) violation of or non-compliance with any Environmental Law, (ii) the disposal, discharge or release of liquid or solid wastes or Hazardous Substances or (iii) exposure to any chemical or other Hazardous Substances, noises or vibrations. To Shareholder's and Seller's knowledge, no consent or approval pursuant to any Environmental Law is needed from any Governmental Authority in connection with the execution of this Agreement or the Closing, nor is any notice required to be given by any party.

     3.15 Labor Relations. With respect to the employees of the Business, the Seller has complied in all material respects with all applicable agreements, laws, rules and regulations relating to the employment of labor, including those related to wages, hours and payroll taxes. The Seller has withheld and remitted to the proper Governmental Authorities all amounts required by law or agreement to be withheld from wages or salaries of its employees and is not liable for any arrearage of wages or any Taxes or penalties for failure to comply with any of the foregoing. With respect to the employees of the Business, within the last 12 months there have been no strikes, work stoppages, slowdowns, threatened unfair labor practice charges or other material controversies pending or threatened by any of its employees; and the Seller has not entered into any collective bargaining agreement and no union represents, or in the past twelve (12) months has demanded or requested to represent or is currently attempting to represent, any of the employees of the Seller. Except as set forth in Schedule 3.15 hereto, the Seller has not promulgated any policy or entered into any agreement relating to the payment of any medical insurance premium, retirement pay, severance pay, vacation pay or sick leave to any present or former employees of the Seller.
Schedule 3.15 lists all of the employees of the Seller employed by the Business and their current wage rates, none of which since December 31, 2003, has been increased, except for the implementation of annual wage rate increases and bonuses consistent with past practice. Schedule 3.15 reflects all unused vacation and sick pay accrued as of December 31, 2003 (and to be adjusted through the Closing Date pursuant to Schedule 2.05G) for all of Seller's employees employed by the Business. Schedule 3.15 also sets forth the name of any employees of the Seller engaged in the Business who are currently on a leave of absence for any reason including military duty, sickness, injury or disability, and states the reason for and other details of such leave. True, correct and complete copies of all written employment policies and all employee manuals which are still in effect for any present, former or retired employee of the Seller employed by the Business have heretofore been delivered to Buyer.

     3.16 ERISA Matters.

          A. Employee Plans. Seller does not maintain any pension benefit, profit sharing, retirement, deferred compensation, welfare, insurance, health, survivor, disability, bonus, incentive, commission, vacation pay, severance pay and other similar plans, programs and agreements, whether reduced to writing or not or whether defined in ERISA Section 3(3) or not, relating to the employees of the Seller being transferred to Buyer hereunder, except as listed on Schedule
3.16 (the "Employee Plans"). To Shareholder's and Seller's knowledge, neither Seller nor any employer within a group of employers of which the Seller is a member (as defined in Code Section 414 (b), (c), (m) or (o) as an "ERISA Affiliate") has ever been obligated to contribute to any "multi-employer plan," as such term is defined in Section 3(37) of ERISA, or to any multiple employer or single employer plan covered by the termination provisions of Title IV of ERISA, with respect to Transferred Employees hereunder. Seller agrees that it retains all liability that may arise on account of contributions that may have been made to any such plan prior to the Closing Date, such that there will be no carryover liability to Buyer with respect thereto.

          B. Copies of Employee Plans and Related Documents. Seller has previously delivered to the Buyer true, correct and complete copies of all Employee Plans which have been reduced to writing and written descriptions of all Employee Plans which have not been reduced to writing, and all agreements, including trust agreements and insurance contracts, related to such Employee Plans, the Summary Plan Description and all modifications thereto for each Employee Plan communicated to employees and, if applicable, the Form 5500 filed in each of the last three plan years with respect to each Employee Plan.

     3.17 Books and Records.

          A. Except as set forth in Schedule 3.17, the Seller does not have any records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Seller.

          B. Seller will be able to adequately maintain the books and records of Buyer for as long as needed by Buyer after the Closing, pursuant to the terms of the Transition Agreement (as defined in Paragraph 7.07B).

     3.18 Interests in Clients, Suppliers, Etc. Except as set forth in Schedule 3.18, neither the Shareholder nor any officer or director of the Seller or the Shareholder possesses, directly or indirectly, any financial interest in, or is a director, officer, owner or employee of, any corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee, competitor or potential competitor of the Seller or has any right, option or agreement to be or become any of the foregoing. Ownership of less than five percent (5%) of the securities of a company which are traded on a recognized stock exchange or market shall not be deemed to be a financial interest for purposes of this Paragraph 3.18.

     3.19 Insurance. Seller has in full force and effect insurance policies of the types and in the amounts described in Schedule 3.19 hereto. True, correct and complete copies of said policies have heretofore been delivered to Buyer. These policies are in types and amounts customarily deemed to be adequate in Seller's industry, and all premiums due to the date hereof have been paid in full. To Shareholder's and Seller's knowledge, all of such policies have been issued by reputable insurance companies which are actively engaged in the insurance business and authorized to issue policies in the State of Maryland.

     3.20 Absence of Certain Changes. Except as set forth in Schedule 3.20 hereto, there has not been since December 30, 2003:

          A. Any Material Adverse Change;

          B. Any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the Assets;

          C. Any material transactions entered into or any material liabilities or obligations incurred by the Seller (to be considered a "material transaction" or a "material liability or obligation", it must be for an amount of at least $10,000.00), or any sale, transfer, encumbrance of, or any contract to sell, transfer or encumber, any of the Assets, or any payment, cancellation or compromise of any debt, other than in the ordinary course of business;

          D. Any payment or declaration of any bonus or salary increase other than in the ordinary course of the Business and consistent with past practice, or adjustment or additional or extraordinary payment to any officer, employee or agent of the Seller; or

          E. Any other event of any kind or character which would or could materially and adversely affect the Business or the Assets.

     3.21 General Warranty. Seller has made due inquiry with respect to each fact, matter or thing relating to or arising from the representation and warranty set forth in this Agreement. No representation or warranty of the Seller or Shareholder contained in this Agreement, and no

Schedule, exhibit, statement, document, instrument or certificate furnished to or to be furnished by the Seller or the Shareholder to Buyer pursuant to the terms hereof, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or fails or will fail to state a material fact necessary to make the statements contained or incorporated therein or herein not misleading.

                                   ARTICLE IV

               REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

     Buyer represents and warrants to the Seller and Shareholder as follows:

     4.01 Corporate Standing. Buyer is a corporation duly organized, validly existing and in good standing under the corporation and franchise tax laws of the State of New York. Buyer has full corporate power and authority to own its properties and to carry on its business as currently conducted and to own and use the assets currently owned and used by it.

     4.02 Corporate Authority. Buyer has full corporate power and authority to enter into, execute and deliver this Agreement, to purchase the Assets and comply with the terms and conditions of this Agreement. Buyer has taken all such corporate action as may be necessary or advisable and proper to authorize this Agreement, the execution and delivery thereof, the consummation of the transactions contemplated hereby and the execution and delivery of each of the documents required to be delivered hereunder, so that Buyer will have full right, power and authority to purchase the Assets from the Seller and to perform all of its obligations under this Agreement at the Closing. This Agreement constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms and conditions, except as the enforceability of this Agreement may be effected by bankruptcy, insolvency or similar laws affecting creditor's rights generally or by the application of general equitable principles.

     4.03 Consents. Except as set forth in Schedule 3.03, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby on the part of Buyer requires the consent of any third party.

     4.04 Compliance With Laws. The Buyer is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations and, to Buyer's knowledge, Buyer has received no notice of any action threatened or pending alleging non-compliance therewith.

     4.05 Litigation. There is not pending or, to Buyer's knowledge, threatened, any suit, claim, action, proceeding or arbitration relating to the business or operations of the Buyer which seeks to enjoin or obtain damages in respect to the transactions contemplated hereby. Buyer has received no citation, order, judgment, writ, injunction or decree of any court, government or governmental or administrative agency against or affecting the Buyer for the operation of the Buyer's business.

                                    ARTICLE V

                       COVENANTS OF SELLER AND SHAREHOLDER

     Seller and Shareholder jointly and severally covenant and agree with Buyer as follows:

     5.01 Conduct of Business. To keep and maintain the Business as a going business with present personnel, to conduct the Business pending the Closing in the normal and usual manner consistent with past practice. Without the prior approval of Buyer (which approval may be withheld by Buyer for any reason in its sole discretion), Seller shall not to make any change in the policies affecting the operation and conduct of the Business, the Assets or the Real Property nor, except as permitted in Schedule 5.01 hereof, to commence negotiations for, or enter into, any material or unusual contracts or agreements affecting the Business, the Assets or the Real Property, or extending beyond the Closing. From December 31, 2003 through the Closing Date, the Seller shall not enter into any purchase commitments or orders, except in the ordinary course of the Business and in amounts not in excess of $10,000.00 for each such order or $50,000.00 in the aggregate from all suppliers, without the prior written approval of Buyer. From the date hereof through the Closing Date, Seller will not enter into any sales commitments or orders, except in the ordinary course of the Business and in amounts not in excess of $10,000.00 for each such order or $50,000.00 in the aggregate from all customers, without the prior written approval of Buyer.

     5.02 Instruction. From the date hereof and for twelve (12) months thereafter, instruct Buyer, through the authorized personnel and agents of Buyer, concerning the Business and its operations, including such assistance and cooperation as may be requested or necessary to assure the orderly transfer of the Business to Buyer and the continuation thereof by Buyer subsequent to the Closing.

     5.03 Changes. Between the date hereof and the Closing, to notify Buyer of any adverse changes, problems or developments with respect to the Business and the status of its liabilities, obligations and relationship with its creditors, customers and suppliers.

     5.04 Access. Upon reasonable prior notice, allow the authorized personnel and agents of Buyer to have access to any and all of the employees, records and premises of the Seller relating to the Business at all reasonable times between the date hereof and the Closing to permit Buyer to conduct at its expense any tests, surveys, audits, inquires or investigations relating to Environmental Law matters which are contemplated by this Agreement; to furnish Buyer with all information concerning the affairs of the Seller relating to the Business as Buyer may reasonably request; and to permit Buyer to make extracts from, and copies of, all of the tax returns, books, records, appraisals, files, purchase orders, sales orders and other business records of the Seller relating to the Business, whether written or in machine readable form. Further, the Seller's Auditors will provide the Buyer reasonable access to the audit work papers to allow the Buyer to determine that the Internal Financial Statements at December 31, 2002 provided by the Seller to the Buyer, including year-end adjustments as provided in Paragraph 3.04, were taken from the Audited Statements at December 31, 2002 of the Seller in connection with the December 31, 2002 Audited Financial Statements of the Shareholder.

     5.05 Exclusive Dealing. Pending Closing hereunder, to refrain and cause the Seller, and the officers, directors, employees and agents thereof to refrain from taking any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with or provide any information to, any corporation, partnership, person, or other entity or group, other than Buyer, concerning any purchase of the capital stock in Seller, any merger of, with or into Seller, sale of the Assets or similar transaction involving the Seller or the Business.

     5.06 Cooperation. To (a) execute, acknowledge and deliver to Buyer on request, both prior and subsequent to the Closing, all such instruments, consents, authorizations, certifications, books, records and data, (b) take all other action, as heretofore agreed or as may be reasonably necessary or advisable in the opinion of Buyer to satisfy the Conditions to Closing contained in Article VII hereof, and (c) refrain from taking any actions which would, may or could cause a breach of the representations and warranties contained in
Article III hereof or cause the Conditions to Closing contained in Article VII hereof to fail to be satisfied; and, further, to assist and cooperate with Buyer in connection with any litigation involving the Business acquired from Seller hereunder, before or after Closing.

     5.07 Liabilities. In the ordinary course of Seller's business, Seller shall pay and discharge, or make adequate provision for, all of Seller's liabilities, indebtedness, obligations, claims and losses arising out of, or by reason of, the operation of the Business prior to Closing.

     5.08 Noncompetition. A. For a period of seven (7) years from and after the Closing Date, neither the Seller, the Shareholder nor any affiliate of either shall engage or compete, directly or indirectly, as principals, on his, its or their own account, or as principals, shareholders, officers, directors, employees, agents, consultants, partners or joint venturers in any corporation or business entity, in any business engaged in the operation of automotive tire sales and service centers or automotive service centers, which in any case is the same as, similar to or otherwise in competition with the Business, from, at or into any geographical area in which the Seller has heretofore marketed its products or services relating to the Business; nor during such period and within the same area to extend credit, lend money, furnish quarters or give advice to any such business or proposed business entity; nor within the same area to ship or cause to be shipped or participate in the shipping of any such products for purposes of resale; nor at any time solicit, directly or indirectly, any present employee of the Seller actively involved in the Business to become an employee of any other business or entity; nor at any time without the consent of the Buyer, directly or indirectly discuss, publish or otherwise divulge any Confidential Information, unless such information is or becomes rightfully publicly known; provided, however, that nothing contained herein shall be construed as preventing: (i) an investment in less than five percent (5%) of the securities of a company traded on a recognized stock exchange or market, (ii) the Seller, the Shareholder or any of their affiliates from providing at any location which is primarily a new or used car sales dealership owned or operated by the Seller, the Shareholder or any of their affiliates within the restricted geographical area, sales or service of tires and the service of vehicles in connection with the operation of those dealerships in the ordinary course of business, including the operation of "satellite service facilities", (iii) the Seller, from providing the following automotive services: automotive body repair and cosmetic work, including paintless dent repair, or (iv) the operation by Seller and/or Shareholder of any of Seller's locations for which Buyer receives an adjustment to the Purchase Price, as provided by Paragraphs 9.07C and 9.08 of this Agreement, due to Seller's inability to obtain the Consent to the assignment of the Real Property lease for such location; provided, however, that, in no event, shall Seller or Shareholder use any of the tradenames, trademarks, or slogans purchased by Buyer pursuant to this Agreement or anything confusingly similar thereto. To be considered a "satellite service facility," such facility must be associated (in name and otherwise) with a new or used car dealership then-owned or -operated by Seller.

          B. The seven (7) year term of the foregoing covenant shall terminate as to both the Seller and the Shareholder upon a Shareholder Change of Control pursuant to which the control of Shareholder is transferred to a then-competitor of Buyer, engaged (at the time of the such Shareholder Change in Control) in the operation of automotive tire sales and service centers (a "Competitor of Buyer"). The terms of the foregoing covenant shall otherwise be automatically assigned to any successor or assign of Shareholder, including pursuant to a Shareholder Change in Control.

          C. If any of the restrictions on post-Closing competitive activities contained in this Paragraph 5.08 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the applicable law as it shall then appear; it being understood that by the execution of this Agreement the parties hereto regard the restrictions herein as reasonable and compatible with their respective rights. Seller and Shareholder acknowledge that Buyer would not have entered into this Agreement if it did not include the foregoing covenants.

          D. In the event of a breach by Seller, Shareholder or any affiliate to the covenant set forth in this Paragraph 5.08 (including but not limited to the occurrence of a Shareholder Change of Control to a person or entity not deemed a Competitor of Buyer which person or entity refuses to honor the provisions of this Paragraph 5.08), Shareholder shall pay to Buyer, as liquidated damages and not as a penalty, the amount of One Million Dollars ($1,000,000.00), which amount shall be reduced pro rata monthly so long as Seller and Shareholder are not in breach of the provisions set forth in this Paragraph 5.08. Under no circumstances shall Shareholder be liable under this Paragraph 5.08D or Paragraph 5.09B, individually or in the aggregate, to make any payment of liquidated damages to Buyer in excess of One Million Dollars ($1,000,000.00),

     5.09 Kiosk Rental.

          A. For a period of seven (7) years from and after the Closing Date, the Buyer shall have the right, on a rent-free basis, to staff and operate service kiosks in the Seller's car dealership locations described in Schedule 5.09A. Six (6) months prior to the end of the initial term, Buyer and Seller shall in good faith negotiate a market rate monthly rental amount to be applicable during the seven (7) year renewal term of this rental arrangement. The initial term or renewal term of this kiosk rental arrangement shall earlier terminate by thirty (30) day written notice (i) from the Seller to the Buyer, upon a Change in Control, or (ii) from the Buyer to the Seller, given without cause.

          B. The terms of this Paragraph 5.09 shall be embodied in the Kiosk Lease Agreement, in the form set forth as Schedule 5.09B. Such lease agreement shall include a provision that in the event of a breach by Seller, Shareholder (including but not limited to the occurrence of a Shareholder Change of Control to a person or entity not deemed a Competitor of Buyer, which person or entity refuses to honor the provisions of this Paragraph 5.09 and the Kiosk Lease Agreement), or any affiliate of Seller or Shareholder, Shareholder shall pay to Buyer, as liquidated damages and not as a penalty, the amount of One Million Dollars ($1,000,000.00), which amount shall be reduced pro rata monthly so long as Seller and Shareholder are not in breach of the provisions set forth in such lease agreement. Under no circumstances shall Shareholder be liable under this Paragraph 5.09B or Paragraph 5.08D, individually or in the aggregate, to make any payment of liquidated damages to Buyer in excess of One Million Dollars ($1,000,000.00).

     5.10 Transition Matters. Seller shall, for a period of one (1) year after the Closing Date, allow Buyer's personnel and outside accountants full and complete access during Seller's regular business hours, to Seller's computer system, accounting records and customer and vendor records to assure the orderly transition of the Business to Buyer subsequent to the Closing Date.

     5.11 Non-Hire. Neither Seller nor Shareholder shall, for a period of one
(1) year following the Closing, directly or indirectly, solicit or hire any store manager or other management-level employee of the Business retained after Closing by Buyer, to become an employee or contractor to any other business or business entity.

     5.12 Shareholder Sales to Buyer. Except for those dealerships of Shareholder listed on Schedule 5.12 that currently do not have an arrangement to purchase tires from Seller, for a period of seven (7) years after Closing Date, Buyer shall be Shareholder's vendor of first choice with respect to the purchase of tires for its dealerships, so long as Buyer offers competitive pricing and provides service to Shareholder consistent with the past practices of Seller. This provision will terminate following a Shareholder Change of Control.

                                   ARTICLE VI

                               COVENANTS OF BUYER

     Buyer covenants and agrees with Seller as follows:

     6.01 Changes. Between the date hereof and the Closing, to notify Seller of any adverse changes, problems or developments with respect to the Buyer's ability to consummate the transactions contemplated by this Agreement.

     6.02 Cooperation. To (a) execute, acknowledge and deliver to Seller on request, both prior and subsequent to the Closing, all such instruments, consents, authorizations, certifications, books, records and data; (b) take all other action, as heretofore agreed or as may be reasonably necessary or advisable in the opinion of Seller to satisfy the Conditions to Closing contained in Article VIII hereof; and (c) refrain from taking any actions which would, may or could cause a breach of the representations and warranties contained in Article IV hereof or cause the Conditions to Closing contained in
Article VIII hereof to fail to be satisfied; and, further, to assist and cooperate with Seller in connection with any litigation involving the Business after the Closing Date regarding events prior to the Closing Date.

     6.03 Assumption of Liabilities. On the Closing Date, to assume the liabilities set forth on Schedule 2.02 to this Agreement and the liabilities relating to the Transferred Employees in each case for obligations accruing from and after the Closing Date.

     6.04 Customer List Agreement. At the Closing, enter into a written agreement with Shareholder in the form of Schedule 6.04 hereto pursuant to which Buyer will provide certain customer lists to Shareholder to be used by Shareholder to solicit automobile purchases and certain permitted automotive service work from Buyer's customers.

     6.05 Employee Matters.

          A. Buyer shall offer employment after the Closing Date to those Transferred Employees listed on Schedule 6.05A, which list shall include all personnel employed at Seller's retail service centers and service kiosks located at Seller's car dealerships. Buyer shall use reasonable efforts to employ each such Transferred Employee as an employee at-will in substantially the same position, income level and location following the Closing. Buyer shall not terminate without cause any such Transferred Employee for a period of at least ninety (90) days following the Closing.

          B. Schedule 6.05B identifies those personnel of Seller whose services Buyer will utilize for a certain period of time after the Closing Date (the "Interim Period"), pursuant to the terms of the Transition Agreement (as defined herein). Buyer shall notify each such person identified on Schedule 6.05B within: (i) for accounting/administrative personnel, sixty (60) days; and (ii) for operations and wholesale/warehouse personnel, thirty (30) days, after the Closing as to Buyer's decision with respect to an offer of employment to such person following the Interim Period.

          C. Except as provided otherwise in this Paragraph 6.05, Seller shall pay, discharge and be responsible for (i) all salary and compensation arising out of or relating to the employment of the Transferred Employees prior to and including the Closing Date, and (ii) any employee benefits arising under the benefit plans or benefit arrangements of Seller during the period prior to and including the Closing Date. From and after the Closing Date, Buyer shall pay, discharge and be responsible for all salary, compensation and benefits arising out of or relating to the employment of the Transferred Employees by Buyer after the Closing Date. Buyer shall be responsible for all COBRA liabilities for any Transferred Employees terminated by Buyer on or after the Closing Date. Seller shall be responsible for all severance liabilities and all COBRA liabilities for all of Seller's employees who do not become employed by the Buyer on the Closing Date.

          D. Buyer shall cause all Transferred Employees as of the Closing Date to be eligible to participate in its "employee welfare benefit plans" and "employee pension benefit plans" (as defined in Paragraph 3(1) and 3(2) of ERISA, respectively) in accordance with Buyer's benefits policies.

          E. For purposes of any length of service requirements, waiting period, vesting periods or differential benefits based on length of service in any such plan for which a Transferred Employee may be eligible after the Closing, Buyer shall ensure that, to the extent permitted by law, and except as limited by Buyer's existing personnel policies, service by such Transferred Employee with Seller, or any prior owner of the Business, shall be deemed to have been service with the Buyer. In addition, Buyer shall ensure that each Transferred Employee receives credit under any welfare benefit plan of Buyer for any deductibles or co-payments paid by such Transferred Employee and his or her dependents for the current plan year under a plan maintained by Seller to the extent allowable under any such plan, so long as each such Transferred Employee is able to produce satisfactory documentation to Buyer of the payment of any such deductibles and co-payments during the current plan year. Buyer shall grant credit to each Transferred Employee for all sick leave in accordance with the policies of Buyer applicable generally to their employees after giving effect to service for Seller, or any prior owner of the Business, as service for Buyer.

          F. As soon as practicable following the Closing Date, Buyer shall make available to the Transferred Employees Buyer's 401(k) Plan. To the extent requested by a Transferred Employee, Seller shall cause to be transferred to Buyer's 401(k) Plan, in cash all of the individual account balances of Transferred Employees under the Seller's 401(k) plan, including any outstanding plan participant loan receivables allocated to such accounts.

          G. Nothing in this Agreement shall be construed to provide employees of Seller with any rights under this Agreement, and no person, other than the Parties hereto, is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall only be enforceable by, the parties hereto and their respective successors and assigns as permitted hereunder.

     6.06 Compliance with Bulk Sales Laws. Buyer hereby waives compliance by Seller and Shareholder, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk sale or bulk transfer laws. Such waiver shall not be deemed to waive Seller or Shareholder's representation with respect to title to the Assets, as set forth in Paragraph 3.05.

                                   ARTICLE VII
                         CONDITIONS OF CLOSING BY BUYER

     The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject, at Buyer's sole option, to the satisfaction of the following conditions precedent:

     7.01 Representations. All of the representations and warranties of the Shareholder and the Seller (as applicable) herein contained shall be true and correct as of the date of this

Agreement, and as of the Closing Date as if expressly made on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time which need only be true and complete as of such date or time).

     7.02 Performance of Covenants. All of the covenants to be performed and all of the conditions to be satisfied by the Shareholder and the Seller (as applicable) prior to the Closing Date shall have been performed or satisfied on or before the Closing.

     7.03 Condition of Property. All of the Assets of the Seller shall be in the same condition on the Closing Date as the same are as of the date hereof, ordinary wear and tear alone excepted, it being understood and agreed between the Parties hereto that any uninsured destruction, loss or damage by fire or casualty prior to the Closing which exceeds One Hundred Thousand Dollars ($100,000.00) shall constitute a failure of the condition precedent set forth in this Paragraph 7.03.

     7.04 Terminations. Except with respect to Permitted Encumbrances and except as otherwise provided by this Agreement, the termination by Seller of any and all encumbrances to the Assets, including but not limited to those listed on
Schedule 3.05. With respect to any encumbrances arising from leases of equipment by Seller, whether listed on Schedule 3.05 or otherwise, Seller shall be obligated at Closing to provide reasonable evidence of: (a) its satisfaction of any and all payment obligations to the lessor; and (b) such lessor's commitment as a secured party to complete any documentation necessary to terminate any UCC filing or other encumbrance with respect thereto. Seller shall work diligently to ensure the filing of all documentation necessary to terminate such encumbrances as soon as practicable, but in no event later than sixty (60) days after the Closing Date.

     7.05 Required Consents. The assignment to Buyer of Seller's rights under the Real Property leases connected to no less than twenty-three (23) of Seller's retail automotive service center locations listed on Schedule 7.05, including the landlord's written consent, where required, the landlord's executed estoppel certificates confirming the commencement and termination dates of the lease, any renewal options, the monthly rent and any additional rent, and that there are no defaults by landlord or tenant under the terms of the lease (or setting forth the details of such defaults, if any; and the consent of Shareholder's lenders under its present credit facility, as referenced in Schedule 3.08.

     7.06 Name Change. Seller's corporate name shall be changed from "Mr. Tire" to a dissimilar name at or prior to the Closing Date to enable Buyer, at its option, to utilize the "Mr. Tire" name, or a variation thereof, in Buyer's continuation of the Business; and, further, Seller shall have taken all such action as may be necessary to terminate Seller's use of the "Mr. Tire" name in each other jurisdiction where Seller uses the "Mr. Tire" name; provided, however, nothing in this Agreement shall require Seller or Shareholder to breach the Henderson Agreement, and the Parties agree and acknowledge that the Henderson Agreement shall continue in full force and effect after the Closing Date.

     7.07 Delivery of Documents. Buyer shall have received all such documents, certificates, opinions and papers required of the Seller and Shareholder pursuant to the terms of this Agreement, or which shall have been reasonably requested by Buyer in connection therewith, in form and substance as approved prior to the Closing by Buyer's Attorney, including expressly, but not limited to, the following:

          A. Bills of Sale or other instruments in form and substance satisfactory to Buyer's Attorney sufficient to properly evidence the transfer of the Assets from Seller to Buyer.

          B. A certificate executed by the Seller's or Shareholder's Secretary, as applicable, of resolutions unanimously adopted by Seller's Board of Directors and by the Board of Directors of the Shareholder authorizing the execution of this Agreement, the consummation of the transactions contemplated hereby and the execution and delivery of the documents required to be delivered hereunder.

          C. A certificate, dated as of the Closing Date, certifying to the effect that, (i) as of the Closing Date, all of the representations and warranties of the Seller and Shareholder contained in this Agreement and the Schedules hereto are true, correct and complete as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which need only be true and complete at such date or time), and (ii) all of the agreements, covenants and conditions contained in this Agreement to be performed or satisfied by the Seller and Shareholder on or prior to the Closing have been performed or satisfied on or before the Closing Date.

          D. A favorable written opinion of Seller's Attorney, dated as of the Closing Date, in the form of Schedule 7.07D hereto.

          E. A WRITTEN TRANSITION AGREEMENT EMBODYING THE TERMS SET FORTH IN
SCHEDULE 7.07E, EXECUTED BY SHAREHOLDER AND SELLER (THE "TRANSITION AGREEMENT").

          F. The Kiosk Lease Agreement, embodying the terms set forth in Paragraph 5.09, executed by Shareholder and Seller.

          G. The Escrow Agreement executed by Seller and Shareholder.

          H. The Customer List Agreement, executed by Shareholder.

          I. The Warrant, executed by Shareholder.

     7.08 Licenses, Permits, Etc. Buyer shall have obtained all licenses, permits, approvals and authorizations from any Governmental Authority necessary, in Buyer's opinion, to operate the Business after Closing.

     7.09 No Material Adverse Change. Between the date of this Agreement and the Closing, there shall not have been any Material Adverse Change.

     7.10 Operating Systems. Seller shall have obtained a license from Compu-Power, Inc. required to operate the computer systems as required under the Transition Agreement.

                                  ARTICLE VIII

                 CONDITIONS OF CLOSING BY SELLER AND SHAREHOLDER

     The obligation of Seller and Shareholder to consummate the transactions contemplated by this Agreement shall be subject, at Seller's and Shareholder's sole option, to the satisfaction of the following conditions precedent:

     8.01 Representations. All of the representations and warranties of Buyer herein contained shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time which need only be true and complete as of such date and time).

     8.02 Covenants and Conditions. All of the covenants to be performed and all of the conditions to be satisfied by Buyer prior to the Closing Date shall have been performed or satisfied on or before the Closing except.

     8.03 Delivery of Documents. Seller shall have received all such documents, certificates, opinions and papers required of Buyer pursuant to the terms of this Agreement, or which shall have been reasonably requested by Seller and Shareholder in connection therewith, in form and substance as approved prior to the Closing by Seller's Attorney, including expressly, but not limited to, the following:

          A. Payment of the Purchase Price as adjusted, to the extent and in the manner set forth in this Agreement.

          B. A certificate of resolutions adopted by Buyer's Board of Directors or the Governance Committee thereof authorizing the execution of this Agreement, the consummation of the transactions contemplated hereby and the execution and delivery of the documents required to be delivered hereunder, appropriately certified by Buyer's corporate Secretary.

          C. A certificate of Buyer, dated as of the Closing Date certifying, to the effect that, (i) as of the Closing Date, all of the representations and warranties of Buyer contained in this Agreement are true and correct as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which need only be true and complete as such date or time), and (ii) all of the covenants and conditions contained in this Agreement to be performed or met by Buyer prior to Closing have been performed or satisfied on or prior to the Closing Date.

          D. A written agreement, in the form of Schedule 6.04 hereto pursuant to which Buyer will provide certain customer lists to Seller, to be used by Seller to solicit automobile purchases and certain permitted automotive service work from Buyer's customers.

          E. A written agreement pursuant to which Buyer assumes certain liabilities of Seller including but not limited to, those liabilities set forth on Schedule 2.02 and the Real Property lease obligations described in Schedule 2.03A.

          F. The Transition Agreement, executed by Buyer.

          G. The Escrow Agreement, executed by Buyer.

          H. The Warrant, executed by Buyer.

                                   ARTICLE IX

                                 OTHER MATTERS

     9.01 Tax Status and Effect. It is understood and agreed that neither Seller, Shareholder nor Buyer has or have made any representations to each other as to the tax status or tax effect of the transactions contemplated by this Agreement, and each of the Parties hereto is therefore separately consulting with their respective counsel as to such matters and each is responsible and shall assume liability, subject only to the express and specific provisions of this Agreement, any tax which may be incurred by reason of the carrying out of the terms and provisions hereof. In the event that (a) any sales or use Tax shall be due to any state or local Governmental Authority by reason of the sale of the Assets, or (b) any transfer Taxes or the like shall be due to any state or local Governmental Authority by reason of the assignment to Buyer or creation in favor of Buyer of leases of the Real Property as contemplated by Paragraph 7.05, such tax or taxes, if any, split equally between Seller and Buyer. In addition, Seller shall be solely responsible for any sales taxes arising out of the operation of the Business prior to Closing Date.

     9.02 Brokerage Commissions. Seller, Shareholder and Buyer represent and warrant, each to the other, that this Agreement and the transactions contemplated hereunder were brought about without the assistance of any broker, person or firm, and that no one is entitled to a commission, fee or payment of any kind relative to this Agreement or the transactions contemplated hereby, except that Seller shall pay the finder's fee due in connection with the transactions contemplated by this Agreement in the aggregate amount of One Hundred Thousand Dollars ($100,000.00).

     9.03 Expenses of Parties. Except as otherwise provided by this Agreement or any Schedule hereto, all expenses involved in the preparation, authorization and consummation of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants, shall be borne solely by the Party which shall have incurred the same, and the other Party shall have no liability with respect thereto; provided, however, that in the event this Agreement fails to close on the Closing Date due to breach or failure to comply with the terms of this Agreement by Seller, Shareholder or Buyer, then the breaching party shall, upon demand, be liable to reimburse the non-breaching party for the non-breaching party's expenses, including, without limitation, disbursements, accounting and attorney's fees, in connection with the non-breaching party's negotiation and performance of this Agreement. The parties acknowledge and agree that any fees payable to any landlord in connection with the assignment by Seller to Buyer of any leases for the Real Property shall be paid by the Seller.

     9.04 Indemnification by Seller and Shareholder.

          A. Except as set forth in Paragraph 9.04B, Seller and Shareholder jointly and severally covenant and agree to fully indemnify and hold harmless Buyer, its directors, officers, agents, employees, successors and assigns, as applicable, from and against and in respect of any and all liabilities, obligations, damages, losses and expenses, including claims of every kind and nature, whether accrued, absolute, contingent or otherwise, and reasonable attorneys' fees and the costs of defense, incurred by any of the indemnified parties as a result, or by reason, of the breach, falsity or failure of any of the Seller's or Shareholder's representations, warranties, covenants or undertakings contained in this Agreement, as well as for any liability with respect to litigation disclosed on Schedule 3.13.

          B. Except as otherwise set forth in this Paragraph, with respect to environmental claims for indemnification, Buyer may seek indemnification from Shareholder or Seller for Environmental Claims. To this end, Buyer, its agents, servants and employees, agree to refrain from instituting or initiating, directly or indirectly, any environmental investigations unless necessitated by an Environmental Claim not instituted or initiated (directly or indirectly) by Buyer, its agents, servants or employees (and Buyer will document such necessity).

          C. With respect to the environmental matters identified in the Environmental Report, Buyer may seek indemnification from Seller or Shareholder only with respect to Environmental Claims for those items identified on the Environmental Report with an asterisk. Seller or Shareholder shall not be responsible for any additional claims for indemnification arising from the Environmental Report once the amount paid on prior claims, in the aggregate, exceeds the Sub-Cap. It is understood that the Sub-Cap serves only as a cap to the Seller and Shareholder's liability for indemnification arising from the Environmental Report and in no way limits the amount of the Cap with respect to indemnification generally.

          D. Seller and Shareholder shall have no liability with respect to claims for indemnification pursuant to this Paragraph 9.04 or otherwise under or in connection with this Agreement, unless Buyer has paid, suffered and/or incurred Losses in excess of the Threshold Amount, after which time Seller and Shareholder, jointly and severally, shall indemnify Buyer for all Losses incurred, subject, however, to the Cap. Neither Seller nor Shareholder, collectively, shall have any liability to indemnify Buyer for Losses, in the aggregate, after payment has been made to Buyer in the amount of the Cap.

          E. Notwithstanding anything to the contrary in Paragraph 9.04D, under no circumstances shall the Threshold Amount or the Cap apply to any Losses resulting: (i) from fraud, which shall be defined to be the knowing and intentional misrepresentation or omission of facts in connection with the transactions contemplated by this Agreement; and (ii) liability arising from any carryover liability on account of contributions that may have been made to a "multi-employer plan" or to any multiple employer or single employer plan, as described in Paragraph 3.16A.

     9.05 Indemnification by Buyer. Buyer covenants and agrees to fully indemnify and hold harmless Seller and Shareholder, their directors, officers, agents, employees, successors and assigns, as applicable, from and against and in respect of any and all liabilities, obligations, damages, losses and expenses, including claims of every kind and nature, whether accrued, absolute, contingent or otherwise, and reasonable attorneys' fees and the cost of defense, incurred by any of the indemnified parties as a result or by reason of the breach, falsity or failure of any of the Buyer's representations, warranties, covenants or undertakings contained in this Agreement, as well as arising directly from Buyer's use of the Print Manage forms purchased by Buyer as part of this transaction.

     9.06 Procedure for Indemnification.

          A. If any Party shall claim indemnification pursuant to Paragraphs
9.04 and 9.05, such Party shall promptly notify the other Parties in writing of such claim, setting forth the nature and amount of the claim in detail; provided however, that the failure of a Party to so notify the other Parties shall not bar any claim for indemnification hereunder.

          B. If the indemnification claim arises from the claim or demand of a third party, the indemnifying Party shall have the right, with the indemnified Party or Parties prior consent, not to be unreasonably withheld, to compromise or, if appropriate, conduct and defend at their own cost and through counsel of their own choosing, reasonably acceptable to such indemnified Party, the claim or demand of any third party giving rise to such claim for indemnification. The opportunity to compromise or defend, if applicable, shall be conditions precedent to any asserted indemnification liability under Paragraphs 9.04 and
9.05. If the indemnifying Party undertakes to compromise or defend any such claim or demand, they shall promptly notify the indemnified party in writing of its or their intention to do so. After the assumption of the defense by the indemnifying Party and so long as such Party shall diligently pursue such defense, the indemnifying Party shall be liable for any legal expenses subsequently incurred by the indemnifying Party in connection with such defense, but the indemnified Party may participate in such defense at its own expense. Each Party shall fully cooperate with the other Party and its counsel in the defense or compromise of such claim or demand. The indemnifying Party shall not, except with the written consent of the indemnified Party, consent to the entry of a judgment or settlement which does not include as an unconditional term thereof, the unconditional release of the indemnified Party from all liability in respect of such third party claim or demand.

          C. If the indemnification claim arises from other than the claim or demand of a third party and the indemnifying Party does not object in writing to the indemnification claim from the indemnified Party within 20 business days of receipt of the notice of claim, the indemnifying Party shall be deemed to have accepted the claim and shall have no further right to dispute the obligation to indemnify the indemnified Party. If the indemnifying Party shall notify the indemnified Party in writing within 20 business days with an objection to the claim for indemnification or the amount thereof, then, the validity of the indemnification claim and/or the amount thereof shall be conclusively determined by arbitration pursuant to Paragraph 11.03. Attorney's fees and expenses in connection with 'the indemnified Party's pursuit of indemnification shall become part of 'the indemnified Party's claim under Paragraphs 9.04 or 9.05, as applicable.

     9.07 Consents.

          A. Immediately after execution of this Agreement, Seller shall use its best efforts to obtain all Consents. Seller shall obtain such Consents without any material adverse change in the terms or conditions of any Contract or Real Property lease. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and any of the conditions proposed, considered or requested for any of the Consents. Buyer will cooperate reasonably with Seller's efforts to obtain any Consent. Notwithstanding the foregoing and except as otherwise expressly provided in this Agreement, no Party shall have any obligation to expend funds to obtain any of the Consents (other than ministerial processing fees, out of-pocket expenses to its attorneys or other agents, or fees expressly contractually required to be paid in connection with obtaining any Consents).

          B. If any such Consent is not obtained by the Closing, such shall be deemed a Deferred Consent. It is understood that Buyer, in its sole discretion, may: (i) extend the Closing until Seller satisfies its condition to close set forth in Paragraph 7.05; (ii) determine to close with such Deferred Consents pursuant to the terms of this Paragraph; or (iii) terminate the Agreement pursuant to Paragraph 10.01D. With respect to a Closing with Deferred Consents pursuant to subparagraph (ii) hereof, (i) Seller and Buyer will cooperate in all reasonable respects to obtain such Deferred Consents as soon as practicable; provided that Seller shall have no obligation (y) to expend funds to obtain any Deferred Consent other than ministerial processing fees, Seller's out-of-pocket expenses to its attorneys or other agents, or fees expressly provided in any such Contract or Real Estate lease incurred in connection with obtaining any Deferred Consent, or (z) to agree to any adverse change in any Contract or Real Estate lease in order to obtain a Deferred Consent, and (ii) until such Deferred Consent is obtained, Seller and Buyer will cooperate in all reasonable respects to provide the Buyer the benefits under such Contract or Real Estate lease to which such Deferred Consent relates (with the Buyer responsible for all of the liabilities and obligations thereunder). In particular, in the event that any such Deferred Consent is not obtained prior to Closing, then Buyer and Seller shall enter into such arrangements (including subleasing or subcontracting if permitted) to provide to the Parties the economic and operational equivalent of obtaining such Deferred Consent and assigning or transferring such Contract or Real Estate lease, including enforcement for the benefit of the Buyer of all claims or rights arising thereunder, and the performance by the Buyer of the obligation thereunder on a prompt and punctual basis.

          C. In the event any Deferred Consent for a Real Property lease has not been obtained within one hundred eighty (180) calendar days after the Closing Date (the "Deferred Consent Date"), Buyer shall have the right, but not the obligation, to turn the location back over to Seller and receive an adjustment to the Purchase Price pursuant to the formula set forth in Schedule 9.07C to this Agreement. Buyer must exercise its right under this Paragraph 9.07C within fifteen (15) days after the Deferred Consent Date by written notice to Seller, or Buyer shall be deemed to have determined to continue to operate the location without obtaining the Consent, and neither Seller nor Shareholder shall have any further obligation to Buyer in connection with obtaining such Consent.


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
     9.08 Arlington, Virginia Location.

          A. Buyer will use its best efforts following the Closing to secure either: (i) an extension of the current Real Property lease (whether month-to-month or otherwise); or (ii) a new lease agreement, with the present landlord at the Real Property location in Arlington, Virginia ("Arlington") for a term of not less than thirty-six (36) months. Seller and Shareholder shall cooperate with Buyer in order to obtain such lease extension or new agreement. Buyer shall not be required to enter into any extension or new agreement containing terms which would constitute a material adverse change in the terms or conditions of the Arlington Real Property lease referenced in Schedule 3.10A. Neither (i) the term of thirty-six months; or (ii) a proposed increase in rent not exceeding twenty-five percent (25%) of the current rental amount currently paid by Seller, shall be deemed a "material adverse change."

          B. If Buyer is either: (i) unable to secure an extension or new agreement under the terms set forth in Paragraph 9.08A; or (ii) during the term of any extension or new agreement, the landlord requires Buyer to vacate Arlington without cause before June 30, 2007, then Shareholder shall promptly pay to Buyer a credit to the Purchase Price (the "Arlington Credit"). If Buyer should be required to vacate the Arlington location, the Arlington Credit, if any, shall be calculated as $900,000 minus:

             (i) $35,000 times the number of months remaining from June 30, 2006 until June 30, 2007 during which Buyer will not occupy the Arlington location and pro rata, if necessary, for the month in which Buyer vacates (if Buyer vacates during this period);

             (ii) $25,000 times the number of months from July 1, 2005 until June 30, 2006 during which Buyer will not occupy the Arlington location and pro rata, if necessary, for the month in which Buyer vacates (if Buyer vacates during this period); and


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
             (iii) If Buyer vacates Arlington after June 30, 2004, $15,000 times the number of months remaining until June 30, 2005 during which Buyer will not occupy the Arlington location and PRO RATA, if necessary, for the month in which Buyer vacates (if Buyer vacates during this period).

                                    ARTICLE X

                                   TERMINATION

     10.01 Termination. This Agreement may be terminated at any time prior to the Closing in accordance with the following:

          A. Upon the mutual consent to all parties hereto;

          B. By either Buyer or the Seller if any order to restrain, enjoin or otherwise prevent the consummation of this Agreement or transaction contemplated hereby shall have been entered and remains in effect on the Closing Date or, if on the Closing Date, there is any pending or threatened litigation in any court, or any proceeding by or before any governmental body, seeking to restrain or prohibit consummation of this Agreement or in which damages are sought in connection with this Agreement, or if any investigation by any governmental body is pending or threatened which might result in any such litigation or other proceeding;

          C. By either Buyer or Seller if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the thirtieth (30th) day following the Closing Date, unless such date has been extended pursuant to Paragraph 2.05, in which case, either Buyer or Seller may terminate this Agreement on or after the thirtieth (30th) day after the expiration of the Extension Closing Period.


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
          D. By Buyer, if Seller is unable to comply with the conditions to Closing set forth in Article VII by the Closing Date.

          E. By either Buyer or Seller, if the Closing has not occurred by July 1, 2004.

          F. By Buyer at any time for any reason other than as set forth in Paragraphs 10.01A, 10.01B, 10.01C, 10.01D, or 10.01E.

          G. By Seller and Shareholder at any time for any reason other than as set forth in Paragraphs 10.01A, 10.01B, 10.01C, or 10.01E.

     10.02 Effect of Termination. Termination of this Agreement pursuant to Paragraph 10.01A or 10.01E shall not result in any liability on the part of any Party hereto or their respective representatives, directors, officers, shareholders or agents. Upon termination of this Agreement pursuant to Paragraph 10.01B. C or D, the Party effecting the termination shall retain such rights, if any, it may have against the other Party(s) for the other Party(s) breach or failure of the representations, warranties, covenants or conditions of this Agreement. Upon termination of this Agreement by Buyer pursuant to Paragraph 10.01F, Buyer shall pay to Seller the Breakup Fee by wire transfer of immediately available funds within five (5) days of such termination. Upon termination of this Agreement by Seller pursuant to Paragraph 10.01G, Seller shall pay to Buyer the Breakup Fee by wire transfer of immediately available funds within five (5) days of such termination.

     10.03 Employee Matters. Upon termination of this Agreement prior to Closing, each of the Parties agrees it will not, for a period of one (1) year following the effective date of termination, directly or indirectly, solicit or hire any store manager or other management-level employee of the other Party to become an employee of or contractor to any other business or business entity.


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
                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

     11.01 Survival of Representations and Warranties. All representations and warranties of the Seller, Shareholders and Buyer contained in this Agreement shall survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the transfer and delivery of the Assets for a period of twelve (12) calendar months from the Closing Date. The representations and warranties of a party shall not be deemed waived or otherwise affected by any investigation made by or knowledge of the other party.

     11.02 Publicity and Confidentiality. No press release shall be released by any Party hereto prior to the Closing Date concerning the execution of this Agreement and the transactions contemplated hereunder except with the consent of the other Parties hereto or when required by law. Notwithstanding the immediately preceding sentence, it is understood that, upon the execution of this Agreement by the parties the Buyer will be legally required to disclose the execution of this Agreement and the transactions contemplated hereby, and Seller shall disclose the execution of this Agreement to its employees. The provisions of the Confidentiality and Non-Disclosure Agreement, dated November 12, 2003, executed between Buyer and Seller shall survive until the Closing Date (and thereafter in respect of any of Buyer's confidential information delivered to Seller) and, if the Closing does not occur, in accordance with the terms of such agreement. If for any reason the transactions provided for hereunder shall not be consummated, each Party hereto (a) shall return all Confidential Information which it received from any other Party hereto in the course of investigating and negotiating the transactions provided for hereunder and (b) shall not disclose to any third party any such Confidential Information.

     11.03 Arbitration. Claims arising pursuant to or in connection with the covenants and agreements in Paragraphs 5.08 and 11.02 shall be resolved in the courts of competent jurisdiction


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
specified in Paragraph 11.11. In the event that any other dispute shall arise in connection with the transactions provided for hereunder subsequent to the Closing Date, the matter shall be submitted to arbitration in Rochester, New York before a single arbitrator designated by the American Arbitration Association and in accordance with the expedited rules thereof relating to the arbitration of commercial disputes.

     11.04 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective personal representatives, successors and assigns.

     11.05 Entire Agreement. This Agreement contains the entire understanding and agreement among the Parties hereto and supersedes any prior understandings, memoranda or other written or oral agreements between or among any of them respecting the within subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between or among any of the Parties relating to the subject matter of this Agreement which are not fully expressed herein.

     11.06 Modifications; Waiver. No modification or waiver of this Agreement or any part hereof shall be valid or effective unless in writing and signed by the Party or Parties sought to be charged therewith and no waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature. No course of dealing between or among any of the Parties hereto will be deemed effective to modify, amend or discharge any part of this Agreement or the rights or obligations of any Party hereunder.

     11.07 Partial Invalidity. If any provision of this Agreement shall be held by an arbitrator or court of competent jurisdiction to be invalid or unenforceable, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear. The total invalidity or unenforceability of any particular


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
provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     11.08 No Third Party Beneficiary. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity which is not a Party hereto.

     11.09 Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given: (i) upon hand delivery; (ii) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid; or (iii) on the first day following delivery to a nationally recognized United States overnight courier service, fee prepaid, return receipt or other confirmation of delivery requested. Any such notice or communication shall be directed to a Party at its address set forth below or at such other address as may be designated by a party in a notice given to all other Parties hereto in accordance with the provisions of this Paragraph.

     Notice to Buyer shall        Monro Muffler Brake, Inc.
     be sent to:                  200 Holleder Parkway
                                  Rochester, New York  14615
                                  Attn: President and General Counsel

     with a copy to:              Underberg & Kessler LLP
                                  1800 Chase Square
                                  Rochester, New York  14604
                                  Attn: Steven R. Gersz, Esquire

     Notice to Seller or          Atlantic Automotive Corp.
     Shareholder                  23 Walker Avenue
     shall be sent to:            Baltimore, MD 21208
                                  Attn: Chief Executive Officer

     with a copy to:              Thomas & Libowitz, P.A.
                                  100 Light Street, Suite 1100
                                  Baltimore, Maryland 21202
                                  Attn:  Steven A. Thomas, Esquire

     11.10 Governing Law. Except with respect to any provisions herein regarding indemnification, which shall be construed in accordance with the laws of the State of New York


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
(without taking into account conflicts of laws principles), this Agreement shall be governed by and construed in accordance with the laws of the State of Maryland pertaining to contracts made and to be wholly performed within such state, without taking into account conflicts of laws principles.

     11.11 Jurisdiction and Venue. In the event that any legal proceedings are to be commenced in any court pursuant to the terms of this Agreement, the Parties hereto specifically consent and agree that:

          (a) the courts of the State of Maryland and/or the United States Federal Courts for the District of Maryland (Northern Division) shall have exclusive jurisdiction over each of the Parties and such proceedings; and

          (b) the venue of any such action shall be in Baltimore County, Maryland or the United States District Court for the District of Maryland sitting in Baltimore, Maryland.

     11.12 Headings. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     11.13 Gender. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms and the singular of nouns, pronouns and verbs shall include the plural and vice versa.

     11.14 Fair Meaning. This Agreement shall be construed according to its fair meaning, the language used shall be deemed the language chosen by the Parties hereto to express their mutual intent, and no presumption or rule of strict construction should be applied against any Party hereto.

     11.15 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of said counterparts shall together constitute but one and the same instrument which may be sufficiently evidenced by one counterpart.


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
         11.16 Assignment. Seller and Shareholder shall have the right to assign all or any portion of their rights under this Agreement to a Qualified Intermediary under Paragraph 1031 of the Code, provided that such assignment shall not relieve either Seller or Shareholder of their rights, duties, and obligations under this Agreement. Buyer shall have the right to assign all or any portion of its rights under this Agreement to any subsidiary of Buyer, provided that such assignment shall not relieve Buyer of its obligations and duties hereunder.

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                        -- SIGNATURES ON FOLLOWING PAGE]


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     IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on
February 9, 2004.

BUYER:                              MONRO MUFFLER BRAKE, INC.

                                    By: /s/ Robert G. Gross
                                        ---------------------------------------

SELLER:                             MR. TIRE, INC.

                                    By: /s/ Joseph Tomarchio, Jr.
                                        ----------------------------------------
                                    Its: Executive Vice President

SHAREHOLDER:                        ATLANTIC AUTOMOTIVE CORP.

                                    By: /s/ Steven B. Fader
                                        ----------------------------------------
                                    Its: CEO


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